EXHIBIT 99.1



               UNIVERSAL INSURANCE HOLDINGS AMEX LISTING APPROVED
           TRADING TO BEGIN ON APRIL 30, 2007 UNDER TICKER SYMBOL UVE

FORT LAUDERDALE, FL April 25, 2007 -- Universal Insurance Holdings, Inc. (the "Company") (OTCBB:UVIH), a provider of property and casualty insurance, today announced that it has been advised by the American Stock Exchange ("Amex") that its application for listing of its common stock has been approved. The Company expects that its shares will begin trading on the Amex on Monday, April 30, 2007, under the ticker symbol UVE.

"We are very excited about the listing of our common stock on the American Stock Exchange. We anticipate this listing will improve the marketability and liquidity of our common stock and create additional shareholder value," said Bradley I. Meier, President and Chief Executive Officer of the Company.

The Amex listing approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on Amex and may be rescinded if the Company is not in compliance with such standards.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc. is a vertically integrated insurance company. Readers should refer generally to reports filed by the Company with the SEC, and specifically to the Company's Form 10-KSB for the year ended December 31, 2006 and the Company's latest quarterly report on Form 10-QSB for a discussion of the risk factors that could affect its operations. Such factors include, without limitation, exposure to catastrophic losses; reliance on the Company's reinsurance program; underwriting performance on catastrophe and non-catastrophe risks; the ability to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in the Company's filings with the SEC, which are available at the SEC's web site at http://www.sec.gov. The Company disclaims any obligation to update and revise statements contained in this press release based on new information or otherwise.

Cautionary Language Concerning Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate" and "project," and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include, but not be limited to, projections of revenues, income or loss, expenses, plans and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described in forward-looking statements.

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Readers  are  cautioned  not to  place  undue  reliance  on the  forward-looking statements made in this press release.

CONTACT: Universal Insurance Holdings, Inc.,  Ft.  Lauderdale,   FL,  Bradley I.
Meier, (954) 958-1200.


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